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                                                       OMB APPROVAL
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              UNITED STATES                OMB Number:              3235-0058
     SECURITIES AND EXCHANGE COMMISSION    Expires           January 31, 2002
          Washington, D.C. 20549           Estimated average burden
                                           Hours per response......... ..2.50
              Form 12b-25                  -------------------------------------

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       NOTIFICATION OF LATE FILING         -------------------------------------
                                                     SEC FILE NUMBER
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                                                       CUSIP NUMBER

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(Check One):  X Form 10-K    Form 20-F    Form 11-K    Form 10-Q    Form N-SAR

         For Period Ended:  December 31, 1999 [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [] Transition Report on Form N-SAR For the Transition Period Ended:

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
        Intellicall, Inc.
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Full Name of Registrant

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Former Name if Applicable
        2155 Chenault, Suite 410
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Address of Principal Executive Office (Street and Number)
        Carrollton, Texas 75006
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, l1-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Form 10-K and portions thereof could not be filed within the prescribed time period because the Company has not completed the compilation of its 1999 year end figures. The Company will file Form 10-K before the expiration of the 15-day time extension allowed by Form 12-b-25.

                                       Potential persons who are to respond
(Attach Extra Sheets if Needed)        to the collection of information
                                       contained in this form are not required
                                       to respond unless the form displays a
SEC 1344 (2-99)                        currently valid OMB control number.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          R. Phillip Boyd                 972                  416-0022
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              (Name)                  (Area Code)          Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s)
         been filed? If answer is no, identify report(s).     X Yes      No
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(3)       Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                Yes    X No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitativeIy, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                INTELLICALL, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date        3/31/00                     By       /s/     R. Phillip Boyd
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                                                         R. Phillip Boyd, CFO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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        Intentional misstatements or omissions of fact constitute Federal
                   Criminal Violations (See 18 U.S.C- 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic fliers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).